CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of all references to our firm included in or made part of this Post-Effective Amendment #18 to the Unified Series Trust Registration Statement on Form N-1A (file No. 333-100654), including the references to our firm under the heading "Accountants" in the Funds' Statements of Additional Information.



     /s/
Cohen McCurdy, Ltd.
Westlake, Ohio
April 29, 2004